MET-PRO CORPORATION
        Moderator:  Kevin Bittle
05-22-07/10:00 am CT
Confirmation # 7939718

MET-PRO CORPORATION

Moderator: Kevin Bittle
May 22, 2007
10:00 am CT

Operator:	Good morning. My name is (Stacy) and I will be your conference operator today.

At this time I would like to welcome everyone to the First Quarter 2007 Results conference call.

All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad. Thank you.

Mr. Biddle, you may begin your conference.

Kevin Bittle:	Good morning and welcome to Met-Pro Corporation’s Earnings conference call for the first quarter ended April 30, 2007.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
05-22-07/10:00 am CT
Confirmation # 7939718

My name is Kevin Bittle and I’m with the company’s Creative Services Department. With me on our call this morning is Ray De Hont, our Chairman and Chief Executive Officer and Gary Morgan, our Senior Vice President of Finance and Chief Financial Officer. Shortly you will hear comments from both of these individuals.

But before we begin I’d like to make a few comments. First, during today’s call we will be referring to adjusted earnings. This is considered to be a non-GAAP financial measure since it excludes from earnings the effects of certain non-recurring items.

In this morning’s release we provided a reconciliation of adjusted earnings to our GAAP-based results, together with a discussion of why we use adjusted earnings.

The earnings release, along with reconciliation is available on the Investor Relation’s page on our corporate website, www.met-pro.com.

I’d also like to remind you that any statements made today with regard to our future expectations may constitute forward-looking statements within the meaning of the Private Securities and Litigation Reform Act of 1995.

Please refer to our Annual Report for the fiscal year ended January 31, 2007 that was filed with the SEC for important factors that among others could cause our actual results to differ from any results which might be projected or casted or estimated in any of our forward-looking statements.

And with that, I will now turn the call over to Ray.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
05-22-07/10:00 am CT
Confirmation # 7939718

Ray De Hont:	Thank you, Kevin. Good morning, everyone and welcome again from Harleysville, Pennsylvania. Earlier this morning we released our financial results for the first quarter ended April 30, 2007.

In a moment, Gary Morgan will provide more specific comments on the quarter’s financial results, but prior to that I’d like to offer these general comments on our performance.

Our quotation activity during the first quarter remained high and we continue to achieve solid bookings. As a result we ended the first quarter with a record backlog which serves as a solid base for future sales growth.

First quarter sales were the highest for any first quarter in the company’s history. The strategic measures we implemented last year, included selected sales price increases and improved purchasing practices continue to help improve our gross margins, resulting in a higher gross margin for the first quarter ended April 30, 2007 versus the same period last year.

In addition, our adjusted first quarter net income and earnings per share increased significantly versus the same period last year.

During the first quarter we also completed the sale of the property previously associated with the company’s Sethco business unit in Hauppauge, New York for $4.6 million.

I would like to now ask Gary Morgan to review our first quarter financial performance, after which I will provide some concluding remarks before we take your questions.

Gary.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
05-22-07/10:00 am CT
Confirmation # 7939718

Gary Morgan:
Thank you, Ray. Net sales for the first quarter ended April 30, 2007 were the highest of any first quarter in the company’s history, totaling $21.9 million, compared with $19.8 million for the same quarter last year, an increase of 11%.

This increase in net sales was due to a 16% increase in the filtration and purification technology segment, a 13% increase in the product recovery and pollution control technology segment, and a 2% increase in the fluid handling technology segment.

The gross margin for the first quarter ended April 30, 2007 was 31.6%, compared with 29.6% for the same period in the prior year. This increase in gross margin was due to higher gross margins earned in the product recovery and pollution control technologies and fluid handling technology reporting segment, as a result of certain strategic measures implemented, which included selective price increases and improved purchasing practices.

During the first quarter the company sold its manufacturing facility in Hauppauge, New York, which had been previously used by our Sethco business unit, prior to Sethco’s relocation and consolidation with our Fybroc business unit in Pennsylvania. This property sold for $4.6 million and resulted in a book gain before tax of $3.5 million.

Including this profitable property sale, our income from operations for the first quarter ended April 30, 2007 was $5.9 million compared to $1.6 million for the same quarter last year.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
05-22-07/10:00 am CT
Confirmation # 7939718

Excluding the pre-tax gain of $3.5 million on the sale of property, our adjusted income from operations was $2.4 million, still a solid gain of 48% over the same quarter last year.

Again excluding the gain on this property sale, income from operations increased 67% in the fluid handling technology segment and 61% in the product recover and pollution control technology segment, while income from operations in the filtration and purification technology segment decreased by 14%.

For the first quarter, we reported net income of $3.9 million, compared with $1.2 million for the same quarter last year. Excluding the net after tax gain of $2.2 million on the sale of the New York property our adjusted net income was $1.7 million for the first quarter, compared with $1.2 million for the same quarter last year, an increase of 38%.

Our diluted earnings per share for the first quarter ended April 30, 2007 were 34 cents per share, compared with 11 cents per share for the same quarter of last year. Excluding the net gain on the property, the company’s adjusted diluted earnings per share were 15 cents per share, compared with 11 cents per share for the same quarter of last year, an increase of 36%.

As a result of our strong level bookings totaling $23.2 million in the first quarter, we ended the first quarter with a record high backlog of $30 million, compared with $21.5 million for the same period of last year, an increase of 40%.

Our balance sheet remains strong. At the end of the first quarter our cash on hand totaled a record high $24.4 million or $2.17 per share, and our current ratio is 3.8.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
05-22-07/10:00 am CT
Confirmation # 7939718

Our debt totaled $7 million, which gives us a total debt to equity ratio of 9%.

This concludes my comments. Thank you. And I will now turn the call back to Ray.

Ray.

Ray De Hont:
Thank you, Gary. Let me focus again on the things that essentially tell the story for the first quarter. Market demand for Met-Pro’s products remained strong. Quotation activity continued to be high and we were able to achieve solid bookings, resulting in a record high $30 million backlog.

Sales for the first quarter were the highest for any first quarter in the company’s history and together with improved gross margins resulted in significant increases in adjusted first quarter net income and earnings per share when compared with the same period last year.

The record high $30 million backlog at the end of the first quarter, substantially all of which is expected to be shipped during the current fiscal year provides a solid base for future sales growth.

The strategic measures we implemented last year, along with the additional ones we have already added this year, and will continue to add, should positively impact our future gross margins. Our balance sheet remains strong, and we will continue to invest in our company to maximize our future sales and earnings growth.

In closing, we are pleased with the results for the first quarter. The measures we have taken to improve our sales and marketing organization and increase

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
05-22-07/10:00 am CT
Confirmation # 7939718

our profitability, together with a continuing strong demand for our products, our record-high backlog and steady quotation activity gives us confidence regarding our prospects for the second quarter and the full fiscal year.

I’d like to thank all of you for your participation in today’s call.

I’ll now turn the call back to Kevin Bittle.

Kevin.

Kevin Bittle:	Thank you, Ray. At this time we would welcome any questions you may have. I would like to ask our Operator, (Stacy), to provide instructions for this portion of the call. Thank you.

Operator:	At this time if you would like to ask a question please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Ryan Connors.

Ryan Connors:	Hi, guys.

Ray De Hont:	Hi, Ryan.

Gary Morgan:	Good morning, Ryan.

Ryan Connors:
Good morning. Yeah, just a few questions, first off on the gross margin, you know, obviously up year-over-year but it was a sequential downtick versus prior quarter. I wonder if you could talk about kind of what drove that, if it was mix or just what the big drivers were there?

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
05-22-07/10:00 am CT
Confirmation # 7939718

Ray De Hont:
Well when you look at the makeup of the shipments for the first quarter, Ryan, the Product Recovery Pollution Control Technologies Group had 48% of the sales versus 27.6% – 27%-28% for fluid handling and around 24% for filtration purification.

That’s versus 47 last year for product recovery pollution control, and almost 30 for the fluid handling technology. So when you look at it we had a little bit more in the product recovery pollution control side of our business as far as sales. And typically the margins are not as high as the Fluid Handling Technologies’ Group, although they were up on a year-to-year basis and they continue to improve.

Ryan Connors:	Okay.

Ray De Hont:	And that’s part of the reason for that.

Ryan Connors:
Okay, that helps. And then in terms of, you know, last quarter you talked about, you know, some shifting in terms of logistical issues pushing some orders forward, first quarter to second. Are we completely caught up there? In other words did everything that should have shipped in the first quarter end up going out in the second quarter?

Ray De Hont:	You mean everything that should have went in the fourth quarter went out in the first quarter.

Ryan Connors:	Right right. I’m sorry. Right.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
05-22-07/10:00 am CT
Confirmation # 7939718

Ray De Hont:	Okay. You get me confused. Yes, when you look at – if you go back to last year, you go back to the third and fourth quarter when we were putting the news releases out on the bookings line…

Ryan Connors:	Right.

Ray De Hont:
Many of them, the larger ones basically said that the orders would be shipped in the second and third quarter. So that’s why we have confidence in the second and third quarter. But primarily everything that should have shipped in the first quarter did ship.

Ryan Connors:
Okay. And then last one, you know, just in terms of the backlog, obviously the numbers there are just very impressive, but it does seem like we’re starting to run up against large numbers in terms of, you know, additional growth from here getting tougher to come by. I mean, is it fair to say that we kind of level off a little bit versus some of the rates we’ve been seeing that expand?

Ray De Hont:	As far as on the sales side?

Ryan Connors:	As far as in the growth of the backlog.
Ray De Hont:
I think there’s still some room for growth there. However, you’re going to be starting to see in the second and third quarter you’re going to have some large shipments going out. So that backlog may come down a little bit by the end of the third quarter.

But the activity is really strong right now, Ryan, as far as the quoting activity. And we expect some decent bookings. So it all depends on how the bookings turn out in the next two quarters.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
05-22-07/10:00 am CT
Confirmation # 7939718

Ryan Connors:	Okay. And then finally, Gary, just a housekeeping item, what was the precise tax rate for the core business, taking the real estate gain out of the picture?

Gary Morgan:
The effective tax rate for the core business, Ryan, you should be using 33-1/2%. And the real estate, on the gain on the real estate I use 37%. So going forward into the second and third quarter in the balance of the year, I would – we estimate the tax rates going to be – end up being 33-1/2%.

Ryan Connors:	Okay great. That’s helpful. Thanks a lot as usual, guys.

Ray De Hont:	You’re welcome.

Operator:	Your next question comes from Rich Wesolowski.

Rich Wesolowski:	Good morning.

Ray De Hont:	Good morning.

Gary Morgan:	Good morning, Rich.

Rich Wesolowski:
Ray and Gary, the first Q earning season we heard mixed reports from varied companies on the states of the domestic industrial economy. Just broadly speaking, how do you expect to demand trend, looking past the next maybe one or two quarters where you can sense quoting activity?

Ray De Hont:
Well based on the information I’ve gotten from our General Managers and Vice Presidents, the activity is pretty good. It’s still strong. We’re getting a lot of activity on the quotation side. Our bookings have been solid. And they’re looking at good opportunities going forward. So I think the opportunities for our business are still strong as far as getting domestic booking.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
05-22-07/10:00 am CT
Confirmation # 7939718

Gary Morgan:	And also on the international side.

Ray De Hont:	Well I think the question was about the domestic bookings. The international business continues to be very strong also.

Rich Wesolowski:	Okay great. I apologize if you covered this earlier. Have you made any additional moves to raise prices following the round that was discussed on the second half ’06 calls?

Ray De Hont:
We continue to look at it on a case-by-case basis. And we have made some increases in various businesses. They’re selective. Last year there were quite a few that were across the board, but this year we’re looking at where we’re impacted by maybe a commodity price increase here and there.

Rich Wesolowski:	Uh huh.

Ray De Hont:	And we’ve raised our prices accordingly.

Rich Wesolowski:	Is the strength in the pricing concentrated in one segment over another perhaps?

Ray De Hont:
Not really. When you look at the first quarter results we did well in our product recovery pollution control segment. The gross margins were up in that segment. The gross margins were up significantly in the fluid handling segment. And in the purification filtration group, which typically has a good high margins, they were about even.

Rich Wesolowski:	Okay. What’s stage are you guys at in expanding the water treatment chemical business to areas of the country where it hasn’t been so strong historically?

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
05-22-07/10:00 am CT
Confirmation # 7939718

Ray De Hont:
We’re pretty far along. We’ve added some agents. And that’s where the impact comes in as far as on the SG&A. When you look at the filtration and purification group that’s where you see a little bit of a dip in the income. And that’s because we’ve added the agents. We’ve added sales and marketing people into that group. And for first quarter, although our overall businesses isn't cyclical, the first quarter is typically I’d say the toughest quarter for that group because the chemical business can suffer from weather conditions.

Rich Wesolowski:	Okay. Are the entrenched suppliers that you’re aiming to unseat, are you competing against an alternative type of product or the same product that you now make made by someone else?

Ray De Hont:
There’s different formulas. Everybody has a different formulation that they use for treating a process let’s say. What we’re doing is we’re looking at better opportunities. Are there better opportunities, both domestically and internationally for us to purchase a product that we can then blend into our product.

Rich Wesolowski:	Okay. Finally just a little item, did you see a meaningful change in the pension expense since moving to the contribution plan?

Gary Morgan:	We expect the savings about $500,000 on an annualized basis. In the first quarter we saved approximately $125,000 on the pension expenses.

Rich Wesolowski:	Great. Okay, thank you.

Ray De Hont:	You’re welcome.

Operator:	Your next question is from Christopher Mince.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
05-22-07/10:00 am CT
Confirmation # 7939718

Christopher Mince:	Hello Ray, Gary.

Ray De Hont:	Hi, Christopher.

Gary Morgan:	Good morning, Christopher.

Christopher Mince:	Right. Just going off the previously asked revenue mix question, is there any way you could break out the revenue growth by say volume, price, currency, any of the above?
Ray De Hont:	Let me just clarify that. As far as you’re looking, as far as how it breaks down between the two – the three groups.

Christopher Mince:	Yes.

Ray De Hont:
Last year for the first quarter when you look at it as far as we had 47% of our business was product recovery pollution control technologies. And then it was 30% for fluid and handling technologies and 23% for the filtration, purification technologies.

This first quarter product recovery pollution control amounted to 48% of the total shipments in the first quarter. Fluid handling was about 27-1/2% and filtration purification technology 24.3%. Now that’s in comparison to the full year numbers last year of around 51% for product recovery pollution control technologies, 28% for fluid handling technologies, and then around 21% for filtration purification technologies.

Gary Morgan:	Christopher, of the 11% sales increase, approximately 3% to 5% is related to the price increases.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
05-22-07/10:00 am CT
Confirmation # 7939718

Christopher Mince:	Okay, that helps. Thanks.

Gary Morgan:	Okay.

Christopher Mince:
And going to the balance sheet, obviously cash balance has been steadily building. And, you know, with the recent sale of the real estate it had a nice pop. With that said, could you perhaps update us on your thinking regarding any potential cash deployment?

Ray De Hont:
Well as we’ve stated numerous times both in print and during our conference calls, we are looking at making some acquisitions. And we continue to look. We’ve got a number of opportunities out there. And we’re working towards hopefully bringing some of them to a close. That’s one end of it.

As far as – we also are investigating a (1031) for the building that we sold in New York. We’re looking to possibly offset some of the tax consequences by purchasing a building and doing a (1031), a section (1031). Those are the two areas at this time.

Christopher Mince:	I’m looking to do that as well at my own house.

Gary Morgan:	Oh good idea.

Christopher Mince:	All right, but that’s all my questions. Thank you.

Ray De Hont:	You’re welcome.

Operator:	Your next question comes from Matt Zaute.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
05-22-07/10:00 am CT
Confirmation # 7939718

Matt Zaute:	Hi. Congratulations on the quarter.

Ray De Hont:	Thank you, Matt.

Matt Zaute:
I’ve got a couple of questions. One is the – you mentioned a strong quality backlog. Can you maybe elaborate a little bit better what you mean by that? Are you suggesting there are better margin projects online or maybe there’s just lower risk projects?

Ray De Hont:
Well I think if you back to last year and maybe the year before we had some projects that didn’t do too well, as far as they came in below estimated margins. They had profit erosion. And we implemented a number of things on the project management side and also on the front-end side as far as how we sell projects.

And as a result, the projects that are now on our backlog are stronger as far as margin-wise than they were at the same time last year. Last year at the end of the first quarter we had a couple of jobs in there, a couple of projects, significant projects that were much lower margins than what we see right now on our backlog.

So our backlog overall as far as gross margin is better than it has been in the past couple of years. And the reason is because of the things we’ve implemented, but also as we’ve mentioned previously, our international business is doing very well.

And we’ve had a number of news releases recently indicating that. And we’re finding we’re able to get some very good margin on the international side.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
05-22-07/10:00 am CT
Confirmation # 7939718

Matt Zaute:	Okay. So is it safe to say that they will likely be let’s say on average maybe better than the last, you know, couple of quarters generally speaking?

Gary Morgan:	I would say better than the quarters of last year, the second – the first, second, and third quarter of last year.

Matt Zaute:
Okay. And then the second part is in regards to quotation activity when there’s this high activity how much of the quoting actual trend leads to an actual order? And what is maybe the time frame from quoting something to an actual order?

Ray De Hont:
It varies from group to group. When you get into the large engineered projects that – the quoting cycle from quote to actual closing of the job could be a year, year-and-a-half because it’s such a large project and has to go through so many channels for approval. You go through contractors and engineers, the end customer and so forth.

On other jobs it’s a very quick turnaround, but the quotation activity we’re very selective. We’re a niche business historically and we continue to be a niche business. So we don’t try to be everything to everyone. So we may get request for quotes that we turn down. So we’re very selective. And as a result our hit rate is pretty high.

But again it varies from division to division and subsidiary because of the type of the projects you’re quoting and who you’re competition may be. But typically it’s pretty high.

Matt Zaute:
Yeah. And then is there any kind of business where a contract could be substantial and I’ll quantify a little bit in saying at least – let’s say at least $5 million? Is there anything in the near horizon, any kind of project that we’re trying to bid on?

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
05-22-07/10:00 am CT
Confirmation # 7939718

Ray De Hont:
Well we’re quoting multiple projects, some in the multi-million dollar category. And it’s a matter of I don’t believe we have anything right now that’s at the point of possibly closing for that dollar amount. But we have a number of ones that are $1 million, $2 million and so forth.

Those $5 million, $7 million projects like we received last year, as I said, there’s a longer lead time from the quotation or the request for a quote, the quotation and then actually booking the job. But we are working on a number of multi-million dollar type jobs.

Matt Zaute:
Okay. And my last question is, you know, a gentleman asked about cash deployment. But also, you know, the company has been a steady kind of cash flow generator. And in this world that we’re in private equity firms are very interested in perhaps a company like yours. And given the size of our company, as you know management of the Board consider maybe exploring strategic alternatives. And maybe you can just elaborate a little bit as to maybe perhaps why this may or may not be an attractive to a private equity firm.

Ray De Hont:
Well we’re always evaluating what our options are as a company. And we do that on a regular basis with our Board of Directors. But we have not been contacted by anybody as far as looking at all of Met-Pro Corporation.

We have had companies come and ask if we’re looking to divest ourselves of one of our divisions or subsidiaries. And at this point we’re really not – looking at that because we feel that each of our businesses has good strong potential and the total company has strong potential.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
05-22-07/10:00 am CT
Confirmation # 7939718

But you’re correct, with the cash that we have on hand, the cash generation, that’s what those companies – what the private equity looks for.

But again, we’re very diverse. It’s not like you’d be buying a company with one particular product. It has numerous products in numerous markets. And that’s a plus and a minus, depending what the private equity is looking to get into.

Matt Zaute:	Okay. All right. Thank you.

Ray De Hont:	You’re welcome.

Gary Morgan:	Matt, thank you.

Operator:	Once again if you would like to ask a question please press star and the number 1 on your telephone keypad.

Your next question comes from Alvin Hofman.

Alvin Hofman:	Ray, what percentage of your business is foreign?

Ray De Hont:	Twenty-five – I think for the quarter.

Gary Morgan:
Twenty-five point six percent, five point six million dollars of sales were foreign in the first quarter, Alvin, which is 25.6%. Last year, for the whole year, it was $23.1 million at 25.3%. So our foreign sales continue to tick up. In fact we have – the last four major orders were had three of them were international orders.

Alvin Hofman:	Mefiag is included in that foreign business.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
05-22-07/10:00 am CT
Confirmation # 7939718

Gary Morgan:	Mefiag Europe is included in there, yes.

Alvin Hofman:	Mefiag US or Mefiag Holland.

Gary Morgan:	Mefiag BV in Holland and Mefiag Quangzhou in China are included in those numbers.

Alvin Hofman:
All right. Okay. Number two, there was a public relations presentation of 15 minutes I noticed on the Internet. It said that the company preceding Met-Pro – listed as preceding Met-Pro paid $9,999 for the service. I would like to ask if Met-Pro paid and if so, how much?

Ray De Hont:	Zero. We did not pay.

Alvin Hofman:	Good.

Gary Morgan:	We didn’t pay any monies, Alvin.

Alvin Hofman:	Good. I don’t like that stuff.

Ray De Hont:
No, we did not pay. I’ll be honest, Alvin, after we got done with the interview they sent me a form to fill out where they are requesting that we pay. And I said that was not the deal. And so we did not have to pay.

Alvin Hofman:	Congratulations.

Ray De Hont:	Thank you.

Alvin Hofman:	Good businessman. I’m finished.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
05-22-07/10:00 am CT
Confirmation # 7939718

Ray De Hont:	Thank you, Alvin.

Gary Morgan:	Thank you, Alvin.

Operator:
Once again if you would like to ask a question please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. There are no further questions at this time.

Kevin Bittle:	Thank you, (Stacy). That concludes today’s conference call. We thank you all very much for your participation.

Ray De Hont:	Thank you.

Gary Morgan:	Thank you.

Operator:	This concludes today’s conference call. You may now disconnect.

END